Exhibit 99.2

BOARD OF TRUSTEES RESOLUTIONS

RESOLVED, that the Board of Trustees (the “Board”) of SkyBridge Opportunity Fund (the “Opportunity Fund”), including at least a majority of the Independent Trustees, has determined that the form, terms, and range of amount of the fidelity bond for the Opportunity Fund (the “Opportunity Fidelity Bond”), which have been described to the trustees of the Board (the “Trustees”) in the accompanying materials, are reasonable, after reviewing the terms of the Opportunity Fidelity Bond and having given due consideration to, among other things, the estimated value of the aggregate assets of the Opportunity Fund to which any person covered under the Opportunity Fidelity Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Opportunity Fund, and the nature of the securities held by the Opportunity Fund;

FURTHER RESOLVED, that the Opportunity Fidelity Bond is not to be canceled, terminated or modified except upon 60 days’ written notice to both the affected party and the SEC;

FURTHER RESOLVED, that the Board, including a majority of the Independent Trustees, at least annually will review the Opportunity Fidelity Bond to determine whether the Opportunity Fidelity Bond is reasonable in form and amount;

FURTHER RESOLVED, that the appropriate officers of the Opportunity Fund and SkyBridge Capital II, LLC (“SkyBridge”) be, and each of them acting alone hereby is, designated and directed to make the filings and give the notices required by Rule 17g-1 under the U.S. Investment Company Act of 1940, as amended, including all filings and notices required by Rule 17g-1(g);

FURTHER RESOLVED, that, provided that the Opportunity Fidelity Bond is issued in the form, in the range of amount, and with the terms described to the Trustees in the accompanying materials, the Opportunity Fidelity Bond is approved by the Board, including the majority of Independent Trustees;

FURTHER RESOLVED, that the appropriate officers of the Opportunity Fund and SkyBridge be, and each of them acting alone hereby is, authorized to make any and all payments and to do any and all other acts, in the name and on behalf of the Opportunity Fund, as they, or any one of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions relating to the Opportunity Fidelity Bond.